Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ocugen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(h)	165,187	(2)	$2.87	(3)	$474,086.69	(3)	0.0001102	$52.24
Equity	Common stock, par value $0.01 per share	457(h)	135,743	(2)	$2.17	(3)	$294,562.31	(3)	0.0001102	$32.46
Equity	Common stock, par value $0.01 per share	457(h)	45,009	(4)	$0.99	(5)	$44,558.91	(5)	0.0001102	$4.91
Equity	Common stock, par value $0.01 per share	457(h)	36,546	(4)	$0.99	(5)	$36,180.54	(5)	0.0001102	$3.99
Total Offering Amounts							$849,388.45			$93.60
Total Fee Offsets										0
Net Fee Due										$93.60

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Ocugen, Inc. (the “Company”), as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2) Consists of shares issuable pursuant to new hire inducement stock option awards granted between March 16, 2022 and September 16, 2022 to certain employees in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their entering into employment with the Company.

(3) Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.

(4) Consists of shares issuable pursuant to new hire inducement restricted stock units granted between March 16, 2022 and September 16, 2022 to certain employees in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their entering into employment with the Company.

(5) Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Company’s Common Stock as reported on The Nasdaq Capital Market on February 22, 2023.